Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement on Form S-4 of our reports dated February 28, 2011, relating to the consolidated financial statements and consolidated financial statement schedule of Progress Energy, Inc. and subsidiaries (“Progress Energy”), and the effectiveness of Progress Energy’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Progress Energy for the year ended December 31, 2010, and to the reference to us under the heading “Experts,” which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

May 13, 2011